UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2012

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

303-951-7920
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

The Company's board of directors appointed Bruce B. White to the board of directors on April 24, 2012.  Mr. White was appointed to the Company's audit and compensation committees.

Bruce B. White is currently a senior vice president of High Sierra Water Services, LLC and has served in that capacity since the purchase of Conquest Water Services, LLC by High Sierra in June 2011. Mr. White co-founded Conquest Water Services in 1993 and served as a co-managing partner to build that company into a DJ Basin service company. Mr. White has more than 25 years of experience operating in the DJ basin, including exploration, drilling, development and other well operations, many of which were conducted through Conquest Oil Company, founded by White in 1984 which he continues to serve as president. White served as the Chairman of the University of Northern Colorado Foundation in 2003. White was also a founding member of the Denver Julesburg Petroleum Association, the predecessor to the Colorado Oil and Gas Association (COGA), and served as its president during 1987 and 1988.   A veteran of the Vietnam War, Mr. White served in the Navy for six years; he attended Grossmont College in El Cajon, California but does not hold a degree from there.  Mr. White is 59 years old.

Mr. White received a grant of 50,000 shares of our common stock upon his appointment to the board, which will vest in three equal amounts on April 24 2013, 2014 and 2015.  He will receive an additional annual stock grant with a value of $40,000 on each April 24 beginning with April 24, 2013, which will vest immediately.  In addition Mr. White will receive cash compensation for serving on our board of $10,000 each calendar quarter.

We believe Mr. White's qualifications to serve on our board include his experience founding and running Conquest Water Services and Conquest Oil Company and his extensive business knowledge working with other companies in the energy industry.

 Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
99.1	Press Release

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: April 25, 2012	By:	/s/ A. Bradley Gabbard
A. Bradley Gabbard
Chief Executive Officer

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